Pioneering Neurostimulation to Recover Critical Body Function COMPANY OVERVIEW March 2024 Filed pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated March 6, 2024 Relating to Preliminary Prospectus dated February 29, 2024 Registration Statement File No. 333-270700

2 Forward-Looking Statements This presentation contains forward-looking statements concerning Cortigent, Inc. (“Cortigent,” the “Company,” “we,” “us,” and “our”). Forward-looking statements include information concerning possible or assumed future results of operations and other information relating to the Company. Forward-looking statements include statements containing words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “propose”, “may,” “might”, “suggest,” and similar expressions. Any statements in this presentation that are not based on historical fact are forward-looking statements and represent our commercially reasonable judgment as to what may occur in the future. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Cortigent’s need for, and the availability of, adequate capital in the future to fund operations and research and development. Cortigent’s medical device systems may not successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the United States or elsewhere. Cortigent cannot guarantee the effectiveness of its patents or Breakthrough Device designations. You should carefully read the factors described in “Risk Factors” section of the Registration Statement to better understand the risks and uncertainties inherent in our business and medical device industry and underlying any forward-looking statements. In addition to the risks described above and in Cortigent’s filings with the SEC, other unknown or unpredictable factors also could affect Cortigent’s results. No forward-looking statements can be guaranteed, and future results, levels of activity, performance, or events and circumstances may differ materially from such statements. You should not rely on any forward-looking statements as predictions of future events. Cortigent undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

3 This presentation highlights basic information about us, our products, and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement with the SEC (File No. 333-270700) including a preliminary prospectus dated February 29, 2024 for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement together with other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity LLC, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail:prospectus@think-equity.com. We obtained industry, market and competitive position data in this presentation from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. While we believe that the statistical data, market data and other industry data and forecasts are reliable we have not independently verified the data. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering is only being made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective. Free Writing Prospectus Statement

4 Offering SummaryIssuer: Cortigent, Inc. Proposed Listing Symbol: Nasdaq: CRGT Securities Issued: Common Stock Shares Offered: 1,500,000 Shares (plus 15% Over-allotment Option) Expected Price: $10.00 Per Share Expected Offering Size: $15,000,000 Use of Proceeds: Conduct various Orion research studies including MRI compatibility and vision improvement techniques in Early Feasibility Study extension; patient research for reimbursement planning Convert Orion prototype into commercial grade device for pivotal clinical trial Conduct research on stroke recovery implant to optimize design Consult with FDA to finalize design of Early Feasibility Study for stroke recovery Manufacture stroke recovery devices for clinical studies Repay amounts owed to our parent Vivani Working capital Sole Book-Runner: ThinkEquity

5 1 Remains FDA approved under a Humanitarian Device Exemption. Argus II was indicated to treat a rare form of blindness. We discontinued sales in 2019 to refocus our Argus II technology on developing Orion, designed for use by a much larger population of blind people. 2 The Orion and stroke recovery systems are investigational devices that require FDA approval. We believe our 20-year history in developing neurostimulation for artificial vision with the Argus II system positions us well for expanded neurostimulation applications such as Orion and the stroke recovery system. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products. STROKE RECOVERY Developing new system to improve hand/arm movement in paralysis due to stroke2 Leverages our core neurostimulation technology LEADERSHIP & IP Experienced leadership and R&D teams Extensive US & EU intellectual property estate ARTIFICIAL VISION Launched Argus II System in US in 20131 Next generation system (Orion) in clinical study2 FDA Breakthrough device designation A Leader in Precision Neurostimulation Argus II: World’s first FDA approved device to provide artificial vision1

6 Accomplished Leadership Team Jonathan Adams, MBA, Chief Executive Officer 30+ years of experience in medical products including technology commercialization, financial management, marketing, sales, and developing and launching new drugs and medical devices Founded BioVie Inc. and up-listed the company to Nasdaq (ticker: “BIVI”) in 2020 Ed Sedo, CPA, Chief Financial Officer 30+ years of experience in financial accounting and reporting Formerly Controller for Vivani Medical, Inc. (Cortigent’s parent company) and other publicly traded companies Executive Management: Executive Consultants: Jerry Culp, Executive Consultant Former VP of Global Development for Stryker and GM, Incubator of Medical Technology (IMT) business unit (retired after 31 years) Managed the development of multiple new product platforms generating billions of dollars in revenues Don Dwyer, MBA, Consulting Chief Business Officer Vivani Chief Business Officer 40+ years of experience in biopharma including business development, product commercialization, brand management Truc Le, MBA, Consulting Chief Operations officer Vivani Chief Operations Officer 35+ years of experience in Manufacturing, quality control, operations for biopharma & medical devices Uday Patel PhD, Lead Neuroscientist 15 years at Second Sight/Vivani/Cortigent Deep experience in complex neurological and ophthalmological devices PhD from UCLA in neuroscience/ neuroengineering Jerry Ok, Lead Mechanical Engineering 23 years at Second Sight/Vivani/Cortigent Extensive hardware engineering experience with Class III devices MS from UCLA in mechanical engineering & MEMS Engineering Leadership:

7 Cortigent: At the Forefront of the Machine-to-Human Interface Leveraging advances in: Neuroscience understanding Electronics miniaturization Data processing capabilities Wireless technology To address critical unmet medical needs: Artificial vision for the blind Motor skills recovery in paralysis due to stroke Other future applications TARGETED NEURO-STIMULATION SYSTEMS

8 Argus II Artificial Vision System FDA approved in 2013 to treat blindness due to retinitis pigmentosa1 Nearly 400 patients implanted in US and Europe Attractive CMS reimbursement (~$150,000) Many patients reported high satisfaction2 Highly reliable (in some patients >15 years) Developed expertise in:Micro-electro-mechanical system (MEMS) Implant engineering, packaging, manufacturing Software engineering Patient vision therapy and phosphene mapping Applied this technology to create our next generation system (Orion) with the potential to treat many more patients 1 Authorized by the FDA under a Humanitarian Device Exemption. 2 Based on reports by patients to their clinicians.

9 Developing the Orion Artificial Vision System Designed to treat nearly all forms of profound blindness1 FDA Breakthrough Device designation Planning pivotal trial based on Early Feasibility Study results2 Total addressable US market estimated at 82,000+ profoundly blind Americans3 Potential $4 billion market size4 1 Blindness due to glaucoma, diabetic retinopathy, eye trauma, optic nerve damage, retinitis pigmentosa. 2 Based on 5 of 6 subjects eligible for assessment at 36 months. One patient experienced a serious adverse event that resolved safely; 5 of 5 performed significantly better on square localization and direction of motion and 2 of 5 had measurable improvement in visual acuity. 3 Company-sponsored US market study by Fletcher Spaght, Inc. 4 Internal company estimate.

10 Orion Early Feasibility Study Results Safety profile and reliability: Only one serious adverse event (SAE) that resolved safely No patients have experienced SAE’s since 2018 Encouraging Safety and Efficacy Results1 Efficacy Measure Square localization (Orion turned on vs. off) Direction of motion (Orion turned on vs. off) Grating visual acuity (Orion turned on vs. off) FLORA daily task functionality assessment2 3-year Results (5 subjects) 5/5 performed significantly better 5/5 performed significantly better 2/5 had measurable acuity 4/4 completions had positive or mildly positive results 5-year Results (3 subjects) 3/3 performed significantly better 3/3 performed significantly better 2/3 had measurable acuity Not evaluated

11 Next Application: Motion Recovery After Stroke1 Our electrode array will be placed on the cortex (surface) of the brain to deliver neurostimulation Clinical goal: Accelerate recovery of hand/arm movement with rehabilitation therapy after strokeEarly Feasibility Study being designed with Dr. Nader Pouratian at Univ. of Texas Southwestern Stroke is common and costly in the US:7.6 million victims living; 610,000 annual strokes Estimated stroke-related medical costs: $35 billion2 Estimated 195,000 annual patients based on 80% survival and 40% with hemiparesis3 Estimated ~$6 billion US addressable market size4 1 The stroke recovery system is an investigational device. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products. 2 Girotra et al. 2019 3 Tsao et al. AHA Heart Disease and Stroke Statistics 2022; Gresham et al. 1995 4 Internal company estimate.

12 Target Timelines1 and Estimated US Market Sizes2 1 Subject to adequate financing including proceeds of current offering and future financings. Potential future applications of our core technology that we may explore are not included. The Orion and stroke recovery systems are investigational devices. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products. 2 Orion TAM assumes our marketing programs eventually reach 1/3 of profoundly blind Americans due to challenges in reaching this patient population. Stroke Recovery System TAM based on 610,000 annual US strokes with 80% survival and 40% suffering long-term moderate-to-severe motor impairment. Internal company estimates. Estimated US Total Addressable Market Size (TAM): $4 Billion $6 Billion

13 primary motor area primary visual area Current Focus Areas of the Brain Cortex We place our electrode array devices on the visual cortex and the motor cortex

14 Extensive intellectual property estate1 Patents and filings covering neurostimulation techniques and implant longevityCore technology used for both artificial vision and stroke recovery US: 235 issued patents, 3 pending applications Europe: 36 issued patents, 5 pending applications Patent filing made for stroke recovery application2 Design patents & filingsUS: 4 issued design patents Europe: 4 design registrations Committed to protecting our proprietary technologies 1 As of December 31, 2023. 2 Stroke recovery system patent application filed in April 2023.

15 Competitive Landscape: An Emerging FieldNeuromodulation Companies and Focus Areas (examples) PRECISION NEURO- STIMULATION CORTICAL SENSING (Brain computer interface – BCI) DEEP BRAIN STIMULATION (DBS) VAGUS NERVE SIMULATION (VNS) SPINAL CORD STIMLATION (SCS) EYE IMPLANTS Cortigent – artificial vision and stroke motor skills recovery Targeting neuron bundles on the brain cortex Neuralink – approved to start first human clinical trial in paralyzed patients. Backed by Musk & Alphabet; last private financing round reportedly at a $5 billion valuation1 Synchron – endovascular implant for paralysis (backed by Bezos & Gates) Paradromics, Precision Neuroscience, others Neuropace – epilepsy sensing/stimulation device (approved) Medtronic, Abbott, Aleva, others – approved for Parkinson’s, epilepsy, tremor, etc. Enspire – for stroke/motor skills recovery MicroTransponder – stroke motor skills recovery (approved) LivaNova – epilepsy (approved) SetPoint Medical – rheumatoid arthritis & Crohn’s Medtronic, Abbott, others – approved for chronic pain Nano Retina (Israel), Science Corp., Bionic Vision Technologies (Australia), others

16 Manufacturing and Sales Planning1,2 We will outsource manufacturing to two US-based CMOs specializing in electrode arrays and Class III medical device systems 2024 – 2026: Raise awareness of precision neurostimulation as a promising new treatment modalityForm key opinion leader (KOL) medical advisory boards: Artificial Vision and Stroke Recovery Medical education programs at medical congresses Publications, press releases, popular media 2027/2028: Prepare for the Orion launch in mid-2028Establish relationships with Lighthouses for the Blind and other associations Create launch campaign materials Build sales, marketing, and field support team 2028: Target for launching the Orion® System 2029: Target for launching the Stroke Recovery System 1 Subject to adequate financing including proceeds of current offering and future financings. Potential future applications of our core technology that we may explore are not included. 2 The Orion and stroke recovery systems are investigational devices requiring FDA approval. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products.

17 Investment Highlights Successfully navigated technical, regulatory, and reimbursement hurdles with Argus II Next generation system, Orion, recently completed 5-year Early Feasibility Study and has FDA Breakthrough designation Leveraging core neurostimulation technology to develop new system for recovery of motor skills after stroke Targeting an estimated $10 billion total addressable US market size Accomplished management team and directors R&D team has proven capabilities Extensive US and EU patent estate A technology leader in a field generating high investor interest

Pioneering Neurostimulation to Recover Critical Body Function THANK YOU – QUESTIONS?